Exhibit 3.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

DTE ELECTRIC SECURITIZATION FUNDING I LLC

Dated as of

_____________ __, 2022

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SECTION 11.04	Governing Law	28
SECTION 11.05	Headings	28
SECTION 11.06	Severability	28
SECTION 11.07	Assigns	28
SECTION 11.08	Enforcement by each Independent Manager	28
SECTION 11.09	Waiver of Partition; Nature of Interest	28
SECTION 11.10	Benefits of Agreement; No Third-Party Rights	29

EXHIBITS, SCHEDULES AND APPENDIX

Schedule A	Schedule of Capital Contribution of Member

Schedule B	Initial Managers

Schedule C	Initial Officers

Exhibit A	Management Agreement

Appendix A	Definitions

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF DTE ELECTRIC SECURITIZATION FUNDING I LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, restated or amended and restated from time to time, this “LLC Agreement”) of DTE ELECTRIC SECURITIZATION FUNDING I LLC, a Delaware limited liability company (the “Company”), dated as of ___________ __, 2022, is entered into by DTE Electric Company, a Michigan corporation, as sole equity member of the Company (together with any additional or successor members of the Company, each in their capacity as a member of the Company, other than Special Members, the “Member”), and by Lisa M. Pierro, as the Independent Manager.

RECITALS

WHEREAS, the Member has caused to be filed a Certificate of Formation of the Company with the Secretary of State of the State of Delaware to form the Company under and pursuant to the LLC Act and has entered into a Limited Liability Company Agreement of the Company, dated as of July 22, 2021 (the “Original LLC Agreement”); and

WHEREAS, in accordance with the LLC Act, the Member desires to continue the Company without dissolution and to enter into this LLC Agreement to amend and restate in its entirety the Original LLC Agreement and to set forth the rights, powers and interests of the Member with respect to the Company and its Membership Interest therein and to provide for the management of the business and operations of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate in its entirety the Original LLC Agreement as follows:

ARTICLE I

GENERAL PROVISIONS

SECTION 1.01 Definitions.

(a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Appendix A attached hereto.

(b) All terms defined in this LLC Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c) The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this LLC Agreement, shall refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement; Article, Section, Schedule, Exhibit, Appendix, Annex and Attachment references contained in this LLC Agreement are references to Articles, Sections, Schedules, Exhibits, Appendices, Annexes and Attachments in or to this LLC Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

(d) The definitions contained in this LLC Agreement are applicable to the singular as well as the plural forms of such terms.

(e) Non-capitalized terms used herein which are defined in the LLC Act, shall, as the context requires, have the meanings assigned to such terms in the LLC Act.

SECTION 1.02 Sole Member; Registered Office and Agent.

(a) The sole Member of the Company shall be DTE Electric Company, a Michigan corporation, or any successor as sole member pursuant to Sections 1.02(c), 6.06 and 6.07. The registered office and registered agent of the Company in the State of Delaware as of the date hereof are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Member may change said registered office and agent from one location to another in the State of Delaware. The Member shall provide notice of any such change to each Indenture Trustee.

(b) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon the transfer or assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee or an additional member of the Company pursuant to Sections 1.02(c), 6.06 and 6.07), each Person acting as an Independent Manager pursuant to the terms of this LLC Agreement shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this LLC Agreement, and (ii) such successor has also accepted its appointment as an Independent Manager pursuant to this LLC Agreement; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets (and no Special Member shall be treated as a member of the Company for federal income tax purposes). Pursuant to Section 18-301 of the LLC Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the LLC Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including the merger, consolidation, division or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to this LLC Agreement shall execute a counterpart to this LLC Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to this LLC

Agreement shall not be a member of the Company. A “Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to this Section 1.02(b), a Person acting as an Independent Manager, in such Person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this LLC Agreement. For purposes of this LLC Agreement, a Special Member is not included within the defined term “Member.”

(c) The Company may admit additional Members with the affirmative vote of a majority of the Managers, which vote must include the affirmative vote of each Independent Manager. Notwithstanding the preceding sentence, it shall be a condition to the admission of any additional Member that the sole Member shall have received an opinion of outside tax counsel (as selected by the Member in form and substance reasonably satisfactory to the Member and each Indenture Trustee) that the admission of such additional Member shall not cause the Company to be treated, for federal income tax purposes, as having more than a “sole owner” and that the Company shall not be treated, for federal income tax purposes, as an entity separate from such “sole owner”.

SECTION 1.03 Other Offices. The Company may have an office at One Energy Plaza, Detroit, Michigan 48226-1279, or at any other offices that may at any time be established by the Member at any place or places within or outside the State of Delaware. The Member shall provide notice to each Indenture Trustee of any change in the location of the Company’s office.

SECTION 1.04 Name. The name of the Company shall be “DTE Electric Securitization Funding I LLC”. The name of the Company may be changed from time to time by the Member with ten (10) days’ prior written notice to the Managers and each Indenture Trustee, and the filing of an appropriate amendment to the Certificate of Formation with the Secretary of State as required by the LLC Act.

SECTION 1.05 Purpose; Nature of Business Permitted; Powers. The purposes for which the Company is formed are limited to:

(a) financing, purchasing, owning, administering, managing and servicing the Securitization Property ;

(b) authorizing, executing, issuing, delivering and registering one or more series of Securitization Bonds;

(c) making payment on one or more series of Securitization Bonds;

(d) distributing amounts released to the Company;

(e) managing, selling, assigning, pledging, collecting amounts due on, or otherwise dealing in Securitization Property and the other Securitization Bond Collateral and related assets;

(f) negotiating, executing, assuming and performing its obligations under the Basic Documents;

(g) pledging its interest in the Securitization Property and the other Securitization Bond Collateral to an Indenture Trustee under one or more Indentures and one or more Series Supplements in order to secure one or more series of Securitization Bonds;

(h) filing with the U.S. Securities and Exchange Commission one or more registration statements, including any pre-effective or post-effective amendments thereto and any registration statement filed pursuant to the Securities Act of 1933, as amended (including any prospectus and exhibits contained therein) and file such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents necessary or desirable to register the Securitization Bonds under the securities or “Blue Sky” laws of various jurisdictions; and

(i) performing activities that are necessary, suitable or convenient to accomplish the above purposes.

The Company shall engage only in any activities related to the foregoing purposes or required or authorized by the terms of the Basic Documents or other agreements referenced above. The Company shall have all powers reasonably incidental, necessary, suitable or convenient to effect the foregoing purposes, including all powers granted under the LLC Act. The Company is hereby authorized to execute, deliver and perform, and the Member, any Manager (other than an Independent Manager), or any officer of the Company, acting singly or collectively, on behalf of the Company, are hereby authorized to execute and deliver, the Securitization Bonds, the Basic Documents and all registration statements, documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager or other Person, notwithstanding any other provision of this LLC Agreement, the LLC Act, or other applicable law, rule or regulation. Notwithstanding any other provision of this LLC Agreement, the LLC Act or other applicable law, any Basic Document executed prior to the date hereof by any Member, Manager or officer on behalf of the Company is hereby ratified and approved in all respects. The authorization set forth in the preceding two sentences shall not be deemed a restriction on the power and authority of the Member or any Manager, including any Independent Manager, to enter into other agreements or documents on behalf of the Company as authorized pursuant to this LLC Agreement and the LLC Act. The Company shall possess and may exercise all the powers and privileges granted by the LLC Act or by any other law or by this LLC Agreement, together with any powers incidental thereto, insofar as such powers and privileges are incidental, necessary, suitable or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

SECTION 1.06 Issuance of Securitization Bonds.

(a) The Company may issue one or more series of Securitization Bonds only pursuant to the original Financing Order or any subsequent Financing Order. Each series of Securitization Bonds will be secured by separate and other Securitization Bond Collateral. Securitization Property which is pledged to secure one series of Securitization Bonds shall not be pledged to secure any other series of Securitization Bonds.

(b) Following the initial issuance of Securitization Bonds, the Company shall not issue any series of Securitization Bonds (“Additional Issuances”) unless:

(i) the Rating Agency Condition set forth in the Basic Documents for any outstanding series of Securitization Bonds has been satisfied;

(ii) DTE Electric requests and receives another Financing Order from the MPSC to recover additional qualified costs through such Additional Issuance;

(iii) DTE Electric serves as initial servicer and administrator for such Additional Issuance and the servicer and the administrator cannot be replaced without the requisite approval of the holders of all series of Securitization Bonds then-outstanding;

(iv) each Additional Issuance shall have recourse only to the Securitization Bond Collateral pledged in connection with such Additional Issuance, shall be nonrecourse to any of the Company’s other assets and shall not constitute a claim against the Company if cash flow from the pledged Securitization Bond Collateral is insufficient to pay such Additional Issuance in full;

(v) the Company has delivered to each then-existing Indenture Trustee and the Rating Agencies then rating such series of the Securitization Bonds an opinion of counsel of a nationally recognized firm experienced in such matters to the effect that after such issuance, in the opinion of such counsel, if the Member were to become a debtor in a case under the United States Bankruptcy Code (Title 11, U.S.C.), a federal court exercising bankruptcy jurisdiction and exercising reasonable judgment after full consideration of all relevant factors would not order substantive consolidation of the assets and liabilities of the Company with those of the bankruptcy estate of the Member, subject to the customary exceptions, qualifications and assumptions contained therein;

(vi) the transaction documentation for such Additional Issuance provides that holders of the Securitization Bonds of such Additional Issuance will not file or join in the filing of any involuntary bankruptcy petition against the Company;

(vii) if the holders of the Securitization Bonds of any Additional Issuance are deemed to have any interest in any of the Securitization Bond Collateral pledged under another Indenture, the holders of such Securitization Bonds must agree that any such interest is subordinate to the claims and rights of the Holders of the Securitization Bonds issued pursuant to such other Indenture, in accordance with an intercreditor agreement;

(viii) the Additional Issuance shall have its own CUSIP numbers;

(ix) the Additional Issuance shall have its own bank accounts or trust accounts;

(x) funds for the Additional Issuance shall be remitted in accordance with the related Servicing Agreement and related intercreditor agreement for the related series of Securitization Bonds;

(xi) the Additional Issuance shall have its own Indenture; and

(xii) the Additional Issuance shall bear its own independent manager fees, Indenture Trustee fees, Servicer fees and administration fees under the Administration Agreement, and to the extent there is one or more Additional Issuances, an allocable share of the Independent Manager fees and Administrator fees.

SECTION 1.07 Limited Liability Company Agreement; Certificate of Formation. This LLC Agreement shall constitute a “limited liability company agreement” within the meaning of the LLC Act. Timothy J. Lepczyk, as an authorized person within the meaning of the LLC Act, has caused a certificate of formation of the Company to be executed and filed in the office of the Secretary of State of the State of Delaware on July 22, 2021 (such execution and filing being hereby ratified and approved in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the LLC Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company as provided in the LLC Act.

SECTION 1.08 Separate Existence. Except for financial reporting purposes (to the extent required by generally accepted accounting principles) and for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, the Member and the Managers shall take all steps necessary to continue the identity of the Company as a separate legal entity and to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of the Member, Affiliates of the Member or any other Person, and that the Company is not a division of any of the Affiliates of the Company or any other Person. In that regard, and without limiting the foregoing in any manner, the Company shall:

(a) maintain the assets of the Company in such a manner that it is not costly or difficult to segregate, identify or ascertain its individual assets from those of any other Person, including any Affiliate;

(b) conduct all transactions with Affiliates on an arm’s-length basis;

(c) not guarantee, become obligated for or pay the debts of any Affiliate or hold the credit of the Company out as being available to satisfy the obligations of any Affiliate or other Person (nor, except as contemplated in the Basic Documents, indemnify any Person for losses resulting therefrom), nor, except as contemplated in the Basic Documents, have any of its obligations guaranteed by any Affiliate or hold the Company out as responsible for the debts of any Affiliate or other Person or for the decisions or actions with respect to the business and affairs of any Affiliate, nor seek or obtain credit or incur any obligation to any third party based upon the creditworthiness or assets of any Affiliate or any other Person (i.e. other than based on the assets of the Company) nor allow any Affiliate to do such things based on the credit of the Company;

(d) except as expressly otherwise permitted hereunder or under any of the Basic Documents, not permit the commingling or pooling of the Company’s funds or other assets with the funds or other assets of any Affiliate;

(e) maintain separate deposit and other bank accounts and funds (separately identifiable from those of the Member or any other Person) to which no Affiliate (except DTE Electric in its capacity as Servicer, and Administrator) has any access, which accounts shall be maintained in the name and, to the extent not inconsistent with applicable federal tax law, with the tax identification number of the Company;

(f) maintain full books of accounts and records (financial or other) and financial statements separate from those of its Affiliates or any other Person, prepared and maintained in accordance with generally accepted accounting principles (including, all resolutions, records, agreements or instruments underlying or regarding the transactions contemplated by the Basic Documents or otherwise) and audited annually by an independent accounting firm which shall provide such audit to each Indenture Trustee;

(g) pay its own liabilities out of its own funds, including fees and expenses of the Administrator pursuant to any Administration Agreement and the Servicer pursuant to any Servicing Agreement;

(h) not hire or maintain any employees, but shall compensate (either directly or through reimbursement of the Company’s allocable share of any shared expenses) all consultants, agents and Affiliates, to the extent applicable, for services provided to the Company by such consultants, agents or Affiliates, in each case, from the Company’s own funds;

(i) allocate fairly and reasonably the salaries of and the expenses related to providing the benefits of officers or managers shared with the Member, any Special Member or any Manager;

(j) allocate fairly and reasonably any overhead shared with the Member, any Special Member or any Manager;

(k) pay from its own bank accounts for accounting and payroll services, rent, lease and other expenses (or the Company’s allocable share of any such amounts provided by one or more other Affiliates) and not have such operating expenses (or the Company’s allocable share thereof) paid by any Affiliates, provided, that the Member shall be permitted to pay the initial organization expenses of the Company and certain of the expenses related to the transactions contemplated by the Basic Documents as provided therein;

(l) maintain adequate capitalization to conduct its business and affairs considering the Company’s size and the nature of its business and intended purposes and, after giving effect to the transactions contemplated by the Basic Documents, refrain from engaging in a business for which its remaining property represents an unreasonably small capital;

(m) conduct all of the Company’s business (whether in writing or orally) solely in the name of the Company through the Member and the Company’s Managers, officers and agents and hold the Company out as an entity separate from any Affiliate;

(n) not make or declare any distributions of cash or property to the Member except in accordance with appropriate limited liability company formalities and only consistent with sound business judgment to the extent that it is permitted pursuant to the Basic Documents and not violative of any applicable law;

(o) otherwise practice and adhere to all limited liability company procedures and formalities to the extent required by this LLC Agreement or all other appropriate constituent documents and the laws of its state of formation and all other appropriate jurisdictions;

(p) not appoint an Affiliate or any employee of an Affiliate as an agent of the Company, except as otherwise permitted in the Basic Documents (although such Persons can qualify as a Manager or as an officer of the Company);

(q) not acquire obligations or securities of or make loans or advances to or pledge its assets for the benefit of any Affiliate, the Member or any Affiliate of the Member;

(r) not permit the Member or any Affiliate to acquire obligations of or make loans or advances to the Company;

(s) except as expressly provided in the Basic Documents, not permit the Member or any Affiliate to guarantee, pay or become liable for the debts of the Company nor permit any such Person to hold out its creditworthiness as being available to pay the liabilities and expenses of the Company nor, except for the indemnities in this LLC Agreement and the Basic Documents, indemnify any Person for losses resulting therefrom;

(t) maintain separate minutes of the actions of the Member and the Managers, including the transactions contemplated by the Basic Documents;

(u) cause (i) all written and oral communications, including letters, invoices, purchase orders, and contracts, of the Company to be made solely in the name of the Company, (ii) the Company to have its own tax identification number (to the extent not inconsistent with applicable federal tax law), stationery, checks and business forms, separate from those of any Affiliate, (iii) all Affiliates not to use the stationery or business forms of the Company, and cause the Company not to use the stationery or business forms of any Affiliate, and (iv) all Affiliates not to conduct business in the name of the Company, and cause the Company not to conduct business in the name of any Affiliate;

(v) direct creditors of the Company to send invoices and other statements of account of the Company directly to the Company and not to any Affiliate and cause the Affiliates to direct their creditors not to send invoices and other statements of accounts of such Affiliates to the Company;

(w) cause the Member to maintain as official records all resolutions, agreements, and other instruments underlying or regarding the transactions contemplated by the Basic Documents;

(x) disclose, and cause the Member to disclose, in its financial statements the effects of all transactions between the Member and the Company in accordance with generally accepted accounting principles, and in a manner which makes it clear that (i) the Company is a separate legal entity, (ii) the assets of the Company (including the Securitization Property transferred to the Company pursuant to any Sale Agreement) are not assets of any Affiliate and are not available to pay creditors of any Affiliate and (iii) neither the Member nor any other Affiliate is liable or responsible for the debts of the Company;

(y) treat and cause the Member to treat the transfer of Securitization Property from the Member to the Company as a sale under the Statute;

(z) except as described herein with respect to tax purposes and financial reporting, describe and cause each Affiliate to describe the Company, and hold the Company out as a separate legal entity and not as a division or department of any Affiliate, and promptly correct any known misunderstanding regarding the Company’s identity separate from any Affiliate or any other Person;

(aa) so long as any of the Securitization Bonds are Outstanding, treat the Securitization Bonds as debt for all purposes and specifically as debt of the Company, other than for financial reporting, state or federal regulatory or tax purposes;

(bb) solely for purposes of federal taxes and, to the extent consistent with applicable state, local and other tax law, state, local and other taxes, so long as any of the Securitization Bonds are Outstanding, treat each series of Securitization Bonds as indebtedness of the Member secured by the applicable Securitization Bond Collateral unless otherwise required by appropriate taxing authorities;

(cc) file its own tax returns, if any, as may be required under applicable law, to the extent (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division or disregarded entity for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(dd) maintain its valid existence in good standing under the laws of the State of Delaware and maintain its qualification to do business under the laws of such other jurisdictions as its operations require;

(ee) not form, or cause to be formed, any subsidiaries;

(ff) comply with all laws applicable to the transactions contemplated by this LLC Agreement and the Basic Documents; and

(gg) cause the Member to observe in all material respects all limited liability company procedures and formalities, if any, required by its constituent documents and the laws of its state of formation and all other appropriate jurisdictions.

Failure of the Company, or the Member or any Manager on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this LLC Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Managers.

SECTION 1.09 Limitation on Certain Activities. Notwithstanding any other provisions of this LLC Agreement and any provision of law that otherwise so empowers the Company, the Member or any Manager or any other Person, the Company, and the Member or Managers or any other Person on behalf of the Company, shall not:

(a) engage in any business or activity other than as set forth in Article I hereof;

(b) without the affirmative vote of the Member and the unanimous affirmative vote of all of the Managers, including each Independent Manager, file a voluntary bankruptcy petition for relief with respect to the Company under the Bankruptcy Code or any other state, local, federal, foreign or other law relating to bankruptcy, consent to the institution of insolvency or bankruptcy proceedings against the Company or otherwise institute insolvency or bankruptcy proceedings with respect to the Company or take any limited liability company action in furtherance of any such filing or institution of a proceeding; provided however, that neither the Member nor any Manager may authorize the taking of any of the foregoing actions unless there is at least one Independent Manager then serving in such capacity;

(c) without the affirmative vote of all Managers, including each Independent Manager, and then only to the extent permitted by the Basic Documents, convert, merge or consolidate with any other Person or sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other Person;

(d) take any action, file any tax return, or make any election inconsistent with the treatment of the Company, for purposes of federal income taxes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the Member;

(e) incur any indebtedness or assume or guarantee any indebtedness of any Person (other than the indebtedness incurred under the Basic Documents);

(f) issue any bonds other than the Securitization Bonds contemplated by the Basic Documents; or

(g) to the fullest extent permitted by law, without the affirmative vote of its Member and the affirmative vote of all Managers, including each Independent Manager, execute any dissolution, division, liquidation, or winding up of the Company.

So long as any of the Securitization Bonds are Outstanding, the Company and the Member shall give written notice to each applicable Rating Agency of any action described in clauses (b), (c) or (g) of this Section 1.09 which is taken by or on behalf of the Company with the required affirmative vote of the Member and all Managers as therein described.

SECTION 1.10 No State Law Partnership. No provisions of this LLC Agreement shall be deemed or construed to constitute a partnership (including a limited partnership) or joint venture, or the Member a partner or joint venturer of or with any Manager or the Company, for any purposes.

ARTICLE II

CAPITAL

SECTION 2.01 Initial Capital. The initial capital of the Company shall be the sum of cash contributed to the Company by the Member (the “Capital Contribution”) in the amount set out opposite the name of the Member on Schedule A hereto, as amended from time to time and incorporated herein by this reference.

SECTION 2.02 Additional Capital Contributions. For each series of Securitization Bonds, the assets of the Company are expected to generate a return sufficient to satisfy all obligations of the Company under this LLC Agreement and the Basic Documents and any other obligations of the Company. On or prior to the date of issuance of any series of Securitization Bonds, the Member shall make an additional contribution to the Company in an amount equal to at least 0.50% of the initial principal amount of such series or such greater amount as agreed to by the Member in connection with the issuance by the Company of the Securitization Bonds, which amount the Company shall deposit into a capital account or capital subaccount established by the applicable Indenture Trustee as provided under the applicable Indenture relating to such series of Securitization Bonds. No capital contribution by the Member to the Company will be made for the purpose of mitigating losses on Securitization Property that has previously been transferred to the Company, and all capital contributions shall be made in accordance with all applicable limited liability company procedures and requirements, including proper record keeping by the Member and the Company. It is expected that no additional capital contributions to the Company will be necessary after a purchase of the Securitization Property for the relevant series of Securitization Bonds. Each capital contribution will be acknowledged by a written receipt signed by any one of the Managers. The Managers acknowledge and agree that, notwithstanding anything in this LLC Agreement to the contrary, such additional contribution will be invested only in Eligible Investments, and all income earned thereon shall be allocated or paid by the applicable Indenture Trustee in accordance with the provisions of the related Indenture under which such contribution is held.

SECTION 2.03 Capital Account. A Capital Account shall be established and maintained for the Member on the Company’s books (the “Capital Account”).

SECTION 2.04 Interest. On any Payment Date, with respect to any collection period, the sum of investments earnings on the Capital Account for such collection period shall, subject to the LLC Act, be paid in accordance with the related Indenture.

ARTICLE III

ALLOCATIONS; BOOKS

SECTION 3.01 Allocations of Income and Loss.

(a) Book Allocations. The net income and net loss of the Company shall be allocated entirely to the Member.

(b) Tax Allocations. Because the Company is not making (and will not make) an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the Treasury Regulations, and because the Company is a business entity that has a single owner and is not a corporation, it is expected to be disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-3(b)(1) of the Treasury Regulations. Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Member. To the extent not so permitted, all items of income, gain, loss, deduction and credit of the Company shall be allocated entirely to the Member as permitted by applicable tax law, and the Member shall pay (or indemnify the Company, each Indenture Trustee and each of their officers, managers, employees or agents for, and defend and hold harmless each such Person from and against its payment of) any taxes levied or assessed upon all or any part of the Company’s property or assets based on existing law as of the date hereof, including any sales, gross receipts, general corporation, personal property, privilege, franchise or license taxes (but excluding any taxes imposed as a result of a failure of such person to properly withhold or remit taxes imposed with respect to payments on any Securitization Bond). Each Indenture Trustee (on behalf of its related Secured Parties) shall be a third party beneficiary of the Member’s obligations set forth in this Section 3.01, it being understood that Bondholders shall be entitled to enforce their rights against the Member under this Section 3.01 solely through a cause of action brought for their benefit by such Indenture Trustee.

SECTION 3.02 Company to be Disregarded for Tax Purposes. The Company shall comply with the applicable provisions of the Code and the applicable Treasury Regulations thereunder in the manner necessary to effect the intention of the parties that the Company be treated, for federal income tax purposes, as a disregarded entity that is not separate from the Member pursuant to Treasury Regulations Section 301.7701-1 et seq. and that the Company be accorded such treatment until its dissolution pursuant to Article IX hereof and shall take all actions, and shall refrain from taking any action, required by the Code or Treasury Regulations thereunder in order to maintain such status of the Company. In addition, for federal income tax purposes, the Company may not claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the Securitization Bonds (other than amounts properly withheld from such payments under the Code or other tax laws) or assert any claim against any present or former Bondholder by reason of the payment of the taxes levied or assessed upon any part of the Securitization Bond Collateral.

SECTION 3.03 Books of Account. At all times during the continuance of the Company, the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles, using the fiscal year and taxable year of the Member. In addition, the Company shall keep all records required to be kept pursuant to the LLC Act.

SECTION 3.04 Access to Accounting Records. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business, and the Member, and its duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

SECTION 3.05 Annual Tax Information. The Managers shall cause the Company to deliver to the Member all information necessary for the preparation of the Member’s federal income tax return.

SECTION 3.06 Internal Revenue Service Communications. The Member shall communicate and negotiate with the Internal Revenue Service on any federal tax matter on behalf of the Member and the Company.

ARTICLE IV

MEMBER

SECTION 4.01 Powers. Subject to the provisions of this LLC Agreement (including without limitation Sections 1.08 and 1.09), it is hereby expressly declared that the Member shall have the following powers:

(a) To select and remove the Managers, prescribe such powers and duties for them as may be consistent with the LLC Act and other applicable law and this LLC Agreement, fix their compensation, and require from them security for faithful service; provided, that, except as provided in Section 7.06, at all times during which any Securitization Bonds are Outstanding and any Indenture remains in full force and effect (and otherwise in accordance with each Indenture) the Company shall have at least one Independent Manager. Prior to issuance of any Securitization Bonds, the Member shall appoint at least one Independent Manager. An “Independent Manager” means an individual who (1) has prior experience as an independent director, independent manager or independent member for special-purpose entities, (2) is employed by a nationally-recognized company that provides professional independent managers and other corporate services in the ordinary course of its business, (3) is duly appointed as an Independent Manager of the Company and (4) is not and has not been for at least five years from the date of his or her appointment, and while serving as an Independent Manager of the Company will not be, any of the following

(i) a member, partner, or equity holder, manager, director, officer, agent, consultant, attorney, accountant, advisor or employee of the Company, the Member or any of their respective equityholders or affiliates (other than as an Independent Manager or Special Member of the Company or similar roles for any other special purpose bankruptcy-remote entity); provided, that the indirect or beneficial ownership of stock of the Member or its affiliates through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an Independent Manager;

(ii) a creditor, supplier or service provider (including provider of professional services) to the Company, the Member or any of their respective equityholders or affiliates (other than a nationally-recognized company that routinely provides professional independent managers and other corporate services to the Company, the Member or any of their affiliates in the ordinary course of its business);

(iii) a family member of any such Person described in clauses (i) or (ii) above; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i), (ii) or (iii) above.

The fees charged by an Independent Manager shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered an Operating Expense of the Company subject to the limitations on such expenses set forth in any related Financing Order. Each Manager, including each Independent Manager, is hereby deemed to be a “manager” within the meaning of Section 18-101(12) of the LLC Act.

Promptly following any resignation or replacement of any Independent Manager, the Member shall give written notice to each applicable Rating Agency and to each Indenture Trustee of any such resignation or replacement.

(b) To change the registered agent and office of the Company in Delaware from one location to another and to fix and locate from time to time one or more other offices of the Company.

SECTION 4.02 Compensation of Member. To the extent permitted by applicable law, the Company shall have authority to reimburse the Member for out-of-pocket expenses incurred by the Member in connection with its service to the Company. It is understood that the compensation paid to the Member under the provisions of this Section 4.02 shall be determined without regard to the income of the Company, shall not, to the fullest extent permitted by law, be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered as an Operating Expense.

SECTION 4.03 Other Ventures. Notwithstanding any duties (including fiduciary duties) otherwise existing at law or in equity, it is expressly agreed that the Member, the Managers and any Affiliates, officers, directors, managers, stockholders, partners or employees of the Member, may engage in other business ventures of any nature and description, whether or not in competition with the Company, independently or with others, and the Company shall not have any rights in and to any independent venture or activity or the income or profits derived therefrom.

SECTION 4.04 Actions by the Member. All actions of the Member may be taken by written resolution of the Member which shall be signed on behalf of the Member by an authorized officer of the Member and filed with the records of the Company.

ARTICLE V

OFFICERS

SECTION 5.01 Designation; Term; Qualifications.

(a) Officers. The officers of the Company as of the date hereof are identified on Schedule C (such individuals, to the extent not previously appointed, being hereby appointed to such offices). The Managers may, from time to time, designate one or more Persons to be officers of the Company. Any officer so designated shall have such title and authority and perform such duties as the Managers may, from time to time, delegate to them. Each officer shall hold office for the term for which such officer is designated and until its successor shall be duly designated and shall qualify or until its death, resignation or removal as provided in this LLC Agreement. Any Person may hold any number of offices. No officer need be a Manager, the Member, a Delaware resident, or a United States citizen.

(b) President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Managers, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Managers are carried into effect. The President or any other officer authorized by the President or the Managers may execute all contracts, except: (i) where required or permitted by law or this LLC Agreement to be otherwise signed and executed, including Section 1.09; and (ii) where signing and execution thereof shall be expressly delegated by the Managers to some other officer or agent of the Company.

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Managers and record all the proceedings of the meetings of the Company and of the Managers in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Managers, and shall perform such other duties as may be prescribed by the Managers or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Managers (or if there be no such determination, then in order of their designation), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager. The Treasurer shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the President and to the Managers, at its regular meetings or when the Managers so require, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Managers (or if there be no such determination, then in the order of their designation), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(f) Officers as Agents. The officers of the Company, to the extent their powers as set forth in this LLC Agreement or otherwise vested in them by action of the Managers are not inconsistent with this LLC Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 1.09, the actions of the officers taken in accordance with such powers shall bind the Company.

(g) Duties of Managers and Officers. Except to the extent otherwise provided herein, each Manager and officer of the Company shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

SECTION 5.02 Removal and Resignation. Any officer of the Company may be removed as such, with or without cause, by the Managers at any time. Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Managers.

SECTION 5.03 Vacancies. Any vacancy occurring in any office of the Company may be filled by the Managers.

SECTION 5.04 Compensation. The compensation, if any, of the officers of the Company shall be fixed from time to time by the Managers. Such compensation shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered an Operating Expense.

ARTICLE VI

MEMBERSHIP INTEREST

SECTION 6.01 General. “Membership Interest” means the limited liability company interest of the Member in the Company. The Membership Interest constitutes personal property and, subject to Section 6.06, shall be freely transferable and assignable in whole but not in part upon registration of such transfer and assignment on the books of the Company in accordance with the procedures established for such purpose by the Managers of the Company.

SECTION 6.02 Distributions. The Member shall be entitled to receive, out of the assets of the Company legally available therefor, distributions payable in cash in such amounts, if any, as the Managers shall declare. Notwithstanding any provision to the contrary contained in this LLC Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the LLC Act or any other applicable law or any Basic Document.

SECTION 6.03 Rights on Liquidation, Dissolution or Winding Up.

(a) In the event of any liquidation, dissolution or winding up of the Company, the Member shall be entitled to all remaining assets of the Company available for distribution to the Member after satisfaction (whether by payment or reasonable provision for payment) of all liabilities, debts and obligations of the Company.

(b) Neither the sale of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with another Person or other entity, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 6.03.

SECTION 6.04 Redemption. The Membership Interest shall not be redeemable.

SECTION 6.05 Voting Rights. Subject to the terms of this LLC Agreement, the Member shall have the sole right to vote on all matters as to which members of a limited liability company shall be entitled to vote pursuant to the LLC Act and other applicable law.

SECTION 6.06 Transfer of Membership Interests.

(a) The Member may transfer its Membership Interest, in whole but not in part, but the transferee shall not be admitted as a Member except in accordance with Section 6.07. Until the transferee is admitted as a Member, the Member shall continue to be the sole member of the Company (subject to Section 1.02) and to be entitled to exercise any rights or powers of a Member of the Company with respect to the Membership Interest transferred.

(b) To the fullest extent permitted by law, any purported transfer of any Membership Interest in violation of the provisions of this LLC Agreement shall be wholly void and shall not effectuate the transfer contemplated thereby. Notwithstanding anything contained herein to the contrary and to the fullest extent permitted by law, the Member may not transfer any Membership Interest in violation of any provision of this LLC Agreement or in violation of any applicable federal or state securities laws.

SECTION 6.07 Admission of Transferee as Member.

(a) A transferee of a Membership Interest desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this LLC Agreement and, except as permitted by paragraph (b) below, shall not be admitted without unanimous affirmative vote of the Managers, which vote must include the affirmative vote of each Independent Manager. Upon admission of the transferee as a Member, the transferee shall have the rights, powers and duties and shall be subject to the restrictions and liabilities of the Member under this LLC Agreement and the LLC Act. The transferee shall also be liable, to the extent of the Membership Interest transferred, for the unfulfilled obligations, if any, of the transferor Member to make capital contributions to the Company, but shall not be obligated for liabilities unknown to the transferee at the time such transferee was admitted as a Member and that could not be ascertained from this LLC Agreement. Except as set forth in paragraph (b) below, whether or not the transferee of a Membership Interest is admitted to the Company as a Member, the Member transferring the Membership Interest is not released from any liability to the Company under this LLC Agreement or the LLC Act.

(b) The approval of the Managers, including the Independent Manager(s), shall not be required for the transfer of the Membership Interest from the Member to any successor pursuant to any Sale Agreement or the admission of such Person as a Member. Once the transferee of a Membership Interest pursuant to this paragraph (b) is admitted to the Company as a Member, the prior Member shall cease to be a member of the Company and shall be released from any liability to the Company under this LLC Agreement and the LLC Act to the fullest extent permitted by law and the Company shall continue without dissolution.

ARTICLE VII

MANAGERS

SECTION 7.01 Managers.

(a) Subject to Sections 1.08 and 1.09, the business and affairs of the Company shall be managed by or under the direction of four Managers designated by the Member, one of which shall be an Independent Manager. Each Manager designated by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. Each Manager shall execute and deliver the Management Agreement in the form attached hereto as Exhibit A. Managers need not be a Member. The Managers designated by the Member as of the date hereof are listed on Schedule B hereto.

(b) Each Manager shall be designated by the Member and shall hold office for the term for which designated and until a successor has been designated.

(c) The Managers shall be obliged to devote only as much of their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives. Except as otherwise provided in Section 7.02 with respect to an Independent Manager, a Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent Person in a like position would use under similar circumstances.

(d) Except as otherwise provided in this LLC Agreement, the Managers shall act by the affirmative vote of a majority of the Managers. Each Manager shall have the authority to sign duly authorized agreements and other instruments on behalf of the Company without the joinder of any other Manager.

(e) Subject to the terms of this LLC Agreement, any action may be taken by the Managers without a meeting and without prior notice if authorized by the written consent of a majority of the Managers (or such greater number as is required by this LLC Agreement), which written consent shall be filed with the records of the Company.

(f) Every Manager is an agent of the Company for the purpose of its business, and the act of every Manager, including the execution in the Company name of any instrument for carrying on the business of the Company, binds the Company, unless such act is in contravention of this LLC Agreement or unless the Manager so acting otherwise lacks the authority to act for the Company and the Person with whom he or she is dealing has knowledge of the fact that he or she has no such authority.

(g) To the extent permitted by law, the Managers shall not be personally liable for the Company’s debts, obligations or liabilities.

SECTION 7.02 Powers of the Managers. Subject to the terms of this LLC Agreement, the Managers shall have the right and authority to take all actions which the Managers deem incidental, necessary, suitable or convenient for the management and conduct of the Company’s business.

An Independent Manager may not delegate their duties, authorities or responsibilities hereunder. If an Independent Manager resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Managers shall be taken until a successor Independent Manager is appointed by the Member and qualifies and approves such action.

To the fullest extent permitted by law, including Section 18-1101(c) of the LLC Act, and notwithstanding any duty otherwise existing at law or in equity, each Independent Manager shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the matters referred to in Section 1.09. Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Manager(s) shall not have any fiduciary duties to the Member, any Manager or any other Person bound by this LLC Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the LLC Act, an Independent Manager shall not be liable to the Company, the Member or any other Person bound by this LLC Agreement for breach of contract or breach of duties (including fiduciary duties), unless such Independent Manager acted in bad faith or engaged in willful misconduct.

No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Subject to the terms of this LLC Agreement, the Managers may exercise all powers of the Company and do all such lawful acts and things as are not prohibited by the LLC Act, other applicable law or this LLC Agreement directed or required to be exercised or done by the Member. All duly authorized instruments, contracts, agreements and documents providing for the acquisition or disposition of property of the Company shall be valid and binding on the Company if executed by one or more of the Managers.

Notwithstanding the terms of Section 7.01, 7.07 or 7.09 or any provision of this LLC Agreement to the contrary, (x) no meeting or vote with respect to any action described in clauses (b), (c) or (g) of Section 1.09 or any amendment to any of the Special Purpose Provisions shall be conducted unless each Independent Manager is present and (y) neither the Company nor the Member, any Manager or any officer on behalf of the Company shall (i) take any action described in clauses (b), (c) or (g) of Section 1.09 unless each Independent Manager has consented thereto or (ii) adopt any amendment to any of the Special Purpose Provisions unless each Independent Manager has consented thereto. The vote or consent of an Independent Manager with respect to any such action or amendment shall not be dictated by the Member or any other Manager or officer of the Company.

SECTION 7.03 Reimbursement. To the extent permitted by applicable law, the Company may reimburse any Manager, directly or indirectly, for reasonable out-of-pocket expenses incurred by such Manager in connection with its services rendered to the Company. Such reimbursement shall be determined by the Managers without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered an Operating Expense.

SECTION 7.04 Removal of Managers.

(a) Subject to Section 4.01, the Member may remove any (i) Manager (other than an Independent Manager) with or without cause at any time, and (ii) Independent Manager with Cause at any time.

(b) Subject to Sections 4.01 and 7.05, any removal of a Manager shall become effective on such date as may be specified by the Member and in a notice delivered to any remaining Managers or the Manager designated to replace the removed Manager (except that it shall not be effective on a date earlier than the date such notice is delivered to the remaining Managers or the Manager designated to replace the removed Manager). Should a Manager be removed who is also the Member, the Member shall continue to participate in the Company as the Member and receive its share of the Company’s income, gains, losses, deductions and credits pursuant to this LLC Agreement.

SECTION 7.05 Resignation of Manager. A Manager other than an Independent Manager may resign as a Manager at any time by thirty (30) days’ prior notice to the Member. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to the Management Agreement, and (ii) shall have executed a counterpart to this LLC Agreement.

SECTION 7.06 Vacancies. Subject to Section 4.01, any vacancies among the Managers may be filled by the Member. In the event of a vacancy in the position of an Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. Notwithstanding anything to the contrary contained in this LLC Agreement, no Independent Manager shall be removed or replaced unless the Company provides each Indenture Trustee with no less than two (2) Business Days’ prior written notice of (a) any proposed removal of such Independent Manager, and (b) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in this LLC Agreement.

SECTION 7.07 Meetings of the Managers. The Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Managers may be held without notice at such time and at such place as shall from time to time be determined by the Managers. Special meetings of the Managers may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, email or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

SECTION 7.08 Electronic Communications. Managers, or any committee designated by the Managers, may participate in meetings of the Managers, or any committee, by means of telephone or video conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

SECTION 7.09 Committees of Managers.

(a) The Managers may, by resolution passed by a majority of the Managers, designate one or more committees, each committee to consist of one or more of the Managers. The Managers may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member.

(i) Any such committee, to the extent provided in the resolution of the Managers, shall have and may exercise all the powers and authority of the Managers in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Managers. Each committee shall keep regular minutes of its meetings and report the same to the Managers when required.

SECTION 7.10 Limitations on Independent Managers. All right, power and authority of each Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this LLC Agreement.

ARTICLE VIII

EXPENSES

SECTION 8.01 Expenses. Except as otherwise provided in this LLC Agreement or the Basic Documents, the Company shall be responsible for all expenses and the allocation thereof including without limitation:

(a) all expenses incurred by the Member or its Affiliates in organizing the Company;

(b) all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Member of checks, financial reports, tax returns and notices required pursuant to this LLC Agreement;

(c) all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

(d) all expenses for indemnity or contribution payable by the Company to any Person;

(e) all expenses incurred in connection with the collection of amounts due to the Company from any Person;

(f) all expenses incurred in connection with the preparation of amendments to this LLC Agreement;

(g) all expenses incurred in connection with the liquidation, dissolution and winding up of the Company; and

(h) all expenses otherwise allocated in good faith to the Company by the Managers.

ARTICLE IX

PERPETUAL EXISTENCE; DISSOLUTION, LIQUIDATION AND WINDING-UP

SECTION 9.01 Existence.

(a) The Company shall have a perpetual existence, unless dissolved in accordance with this LLC Agreement. So long as any of the Securitization Bonds are Outstanding, to the fullest extent permitted by law, the Member shall not be entitled to consent to the dissolution of the Company.

(b) Notwithstanding any provision of this LLC Agreement, the Bankruptcy of the Member or Special Member will not cause such Member or Special Member, respectively, to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution. To the fullest extent permitted by law, the dissolution of the Member will not cause the Member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall, to the fullest extent permitted by law, continue without dissolution. For purposes of this Section 9.01(b), “Bankruptcy” means, with respect to any Person (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the LLC Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.06 and 6.07), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

SECTION 9.02 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of the earliest of the following events:

(a) subject to Section 1.09, the election to dissolve the Company made in writing by the Member and each Manager, including each Independent Manager, as permitted under the Basic Documents and after the discharge in full of all series of Securitization Bonds;

(b) the termination of the legal existence of the last remaining member of the Company or the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company unless the Company is continued without dissolution in a manner permitted by the LLC Act or this LLC Agreement; or

(c) the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the LLC Act.

SECTION 9.03 Accounting. In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting shall be made of the Capital Account of the Member and of the net income or net loss of the Company from the date of the last previous accounting to the date of dissolution.

SECTION 9.04 Certificate of Cancellation. As soon as possible following the occurrence of any of the events specified in Section 9.02 and the completion of the winding up of the Company, the Person winding up the business and affairs of the Company, as an authorized person, shall cause to be executed a Certificate of Cancellation of the Certificate of Formation and file the Certificate of Cancellation of the Certificate of Formation as required by the LLC Act.

SECTION 9.05 Winding Up. Upon the dissolution of the Company, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Member, or if there is no Member, the Managers, shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and its assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.06.

SECTION 9.06 Order of Payment of Liabilities Upon Dissolution. After determining that all debts and liabilities of the Company, including all contingent, conditional or unmatured liabilities of the Company, in the process of winding-up, including, without limitation, debts and liabilities to the Member in the event it is a creditor of the Company to the extent otherwise permitted by law, have been paid or adequately provided for, the remaining assets shall be distributed in cash or in kind to the Member.

SECTION 9.07 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this LLC Agreement, the Member shall only be entitled to look solely to the assets of Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of net income (upon dissolution or otherwise) against any Manager.

SECTION 9.08 Limitation on Liability. Except as otherwise provided by the LLC Act and except as otherwise characterized for tax and financial reporting purposes, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Manager.

ARTICLE X

INDEMNIFICATION

SECTION 10.01 Indemnity. Subject to the provisions of Section 10.04 hereof, to the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such Person is or was a Manager, Member, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful; provided that such Person shall not be entitled to indemnification if such judgment, penalty, fine or other expense was directly caused by such Person’s fraud, gross negligence or willful misconduct or, in the case of an Independent Manager, bad faith or willful misconduct.

SECTION 10.02 Indemnity for Actions By or In the Right of the Company. Subject to the provisions of Section 10.04 hereof, to the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the rights of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Manager, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such Person in connection with the defense or settlement of the actions or suit if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company; provided that such Person shall not be entitled to indemnification if such judgment, penalty, fine or other expense was directly caused by such Person’s fraud, gross negligence or willful misconduct or, in the case of an Independent Manager, bad faith or willful misconduct. Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

SECTION 10.03 Indemnity If Successful. To the fullest extent permitted by law, the Company shall indemnify any Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including reasonable attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02 or in defense of any claim, issue or matter therein, to the extent that such Person has been successful on the merits.

SECTION 10.04 Expenses. Any indemnification under Sections 10.01 and 10.02, as well as the advance payment of expenses permitted under Section 10.05 unless ordered by a court or advanced pursuant to Section 10.05 below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, controlling Person, legal representative or agent is proper in the circumstances. The determination must be made:

(a) by the Member if the Member was not a party to the act, suit or proceeding; or

(b) if the Member was a party to the act, suit or proceeding by independent legal counsel in a written opinion.

SECTION 10.05 Advance Payment of Expenses. To the fullest extent permitted by law, the expenses of each Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to be indemnified by the Company. The provisions of this Section 10.05 shall not affect any rights to advancement of expenses to which personnel other than the Member or the Managers (other than each Independent Manager) may be entitled under any contract or otherwise by law.

SECTION 10.06 Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article X:

(a) does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any agreement, decision of the Member or otherwise, for either an action of any Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, in the official capacity of such Person or an action in another capacity while holding such position, except that indemnification and advancement, unless ordered by a court pursuant to Section 10.05 above, may not be made to or on behalf of such Person if a final adjudication established that its acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and

(b) continues for a Person who has ceased to be a Member, Manager, officer, legal representative or agent and inures to the benefit of the successors, heirs, executors and administrators of such a Person.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01 No Bankruptcy Petition; Dissolution.

(a) To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenant and agree (or shall be deemed to have hereby covenanted and agreed) that, prior to the date which is one year and one day after the termination of all Indentures and the payment in full of all Securitization Bonds and any other amounts owed under any Indenture, it will not acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; provided, however, that nothing in this Section 11.01 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Company pursuant to this LLC Agreement. This Section 11.01 is not intended to apply to the filing of a voluntary bankruptcy petition on behalf of the Company which is governed by Section 1.09 of this LLC Agreement.

(b) To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenants and agrees (or shall be deemed to have hereby covenanted and agreed) that, until the termination of all Indentures and the payment in full of all Securitization Bonds and any other amounts owed under each Indenture, the Member, such Special Member and such Manager will not consent to, or make application for, or institute or maintain any action for, the dissolution of the Company under Section 18-801 or 18-802 of the LLC Act or otherwise or any division of the Company under Section 18-217 of the Act or otherwise.

(c) In the event that the Member, any Special Member or any Manager takes action in violation of this Section 11.01, the Company agrees that it shall file an answer with the court or otherwise properly contest the taking of such action and raise the defense that the Member, the Special Member or Manager, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(d) The provisions of this Section 11.01 shall survive the termination of this LLC Agreement and the resignation, withdrawal or removal of the Member, any Special Member or any Manager. Nothing herein contained shall preclude participation by the Member, any Special Member or a Manager in assertion or defense of its claims in any such proceeding involving the Company.

SECTION 11.02 Amendments.

(a) The power to alter, amend or repeal this LLC Agreement shall be only on the consent of the Member, provided, that: the Company shall not alter, amend or repeal any provision of Sections 1.02(b) and (c), 1.05, 1.08, 1.09, 3.01(b), 3.02, 6.06, 6.07, 7.02, 7.05, 7.06, 9.01, 9.02, 11.02 and 11.07 of this LLC Agreement or the definition of “Independent Manager” contained herein or the requirement that at all times the Company have at least one Independent Manager (collectively, the “Special Purpose Provisions”) without, in each case, the affirmative vote of a majority of the Managers, which vote must include the affirmative vote of each Independent Manager.

So long as any of the Securitization Bonds are Outstanding, the Company and the Member shall give written notice to each applicable Rating Agency and to each Indenture Trustee of any amendment to this LLC Agreement. The effectiveness of any amendment of the Special Purpose Provisions shall be subject to the Rating Agency Condition (other than an amendment which is necessary: (i) to cure any ambiguity or (ii) to correct or supplement any such provision in a manner consistent with the intent of this LLC Agreement).

(b) The Company’s power to alter or amend the Certificate of Formation shall be vested in the Member. Upon obtaining the approval of any amendment, supplement or restatement as to the Certificate of Formation, the Member on behalf of the Company shall cause a Certificate of Amendment or Amended and Restated Certificate of Formation to be prepared, executed and filed in accordance with the LLC Act.

(c) Notwithstanding anything in this LLC Agreement to the contrary, including Sections 11.02(a) and (b), unless and until any Securitization Bonds are Outstanding, the Member may, without the need for any consent or action of, or notice to, any other Person, including any Manager, any officer, any Indenture Trustee or any Rating Agency, alter, amend or repeal this LLC Agreement in any manner.

SECTION 11.03 SECTION 11.03 Counterparts. This LLC Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this LLC Agreement and all of which together shall constitute one and the same instrument.

SECTION 11.04 Governing Law. THIS LLC AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 11.05 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 11.06 Severability. Any provision of this LLC Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.07 Assigns. Each and all of the covenants, terms, provisions and agreements contained in this LLC Agreement shall be binding upon and inure to the benefit of the Member, and its permitted successors and assigns.

SECTION 11.08 Enforcement by each Independent Manager. Notwithstanding any other provision of this LLC Agreement, the Member agrees that this LLC Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by each Independent Manager in accordance with its terms.

SECTION 11.09 Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this LLC Agreement, to the fullest extent permitted by law, each of the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, division, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to this LLC Agreement.

SECTION 11.10 Benefits of Agreement; No Third-Party Rights. Except for each Indenture Trustee with respect to the Special Purpose Provisions and Persons entitled to indemnification hereunder, none of the provisions of this LLC Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or Special Member. Nothing in this LLC Agreement shall be deemed to create any right in any Person (other than each Indenture Trustee with respect to the Special Purpose Provisions and Persons entitled to indemnification hereunder) not a party hereto, and this LLC Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this LLC Agreement is hereby executed by the undersigned and is effective as of the date first above written.

MEMBER:

DTE ELECTRIC COMPANY

By:
Name:
Title:

INDEPENDENT MANAGER:

Name: Lisa M. Pierro

[Signature Page to Amended and Restated Limited Liability Company Agreement of DTE Electric Securitization Funding I LLC]

SCHEDULE A

SCHEDULE OF CAPITAL CONTRIBUTIONS OF MEMBER

MEMBER’S NAME	CAPITAL CONTRIBUTION			MEMBERSHIP INTEREST PERCENTAGE	CAPITAL ACCOUNT
DTE ELECTRIC COMPANY	$	[__	]	100%	$	[__	]

Schedule A

SCHEDULE B

INITIAL MANAGERS

1.	David S. Ruud

2.	Christopher J. Allen

3.	Timothy J. Lepczyk

4.	Lisa M. Pierro, as Independent Manager

Schedule B

SCHEDULE C

INITIAL OFFICERS

Name	Office

David S. Ruud	President

Christopher J. Allen	Treasurer

Timothy J. Lepczyk	Secretary

Schedule C

EXHIBIT A

MANAGEMENT AGREEMENT

____________ __, 2022

DTE Electric Securitization Funding I LLC

c/o DTE Electric Company

One Energy Plaza

Detroit, Michigan 48226-1279

Re: Management Agreement — DTE Electric Securitization Funding I LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as managers of DTE Electric Securitization Funding I LLC, a Delaware limited liability company (the “Company”), in accordance with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of ___________ __, 2022 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “A&R LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as a Manager under the A&R LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Manager under the A&R LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the A&R LLC Agreement shall continue until such Person’s successor as a Manager is designated or until such Person’s resignation or removal as a Manager in accordance with the A&R LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. Until a year and one day has passed since the date that the last obligation under the Basic Documents was paid, to the fullest extent permitted by law, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Capitalized terms used and not otherwise defined herein have the meanings set forth in the A&R LLC Agreement.

Exhibit A-1

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

Exhibit A-2

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

David S. Ruud, as a Manager

Christopher J. Allen, as a Manager

Timothy J. Lepczyk, as a Manager

Lisa M. Pierro, as an Independent Manager

Exhibit A-3

APPENDIX A

DEFINITIONS

A. Defined Terms. As used in this LLC Agreement, the following terms have the following meanings:

“Additional Issuances” is defined in Section 1.06(b) of the LLC Agreement.

“Administration Agreement” means (i) the Administration Agreement, dated as of the date the first series of Securitization Bonds are issued, by and between the Administrator and the Company, and (ii) with respect to any other series of Securitization Bonds, any administration agreement to be entered into by the Company and the Administrator in connection therewith, in each case, pursuant to which the Administrator will provide certain management services to the Company, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Administrator” means DTE Electric, as Administrator under any Administration Agreement, or any successor Administrator to the extent permitted under any such Administration Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bankruptcy” has the meaning specified in Section 9.01(b) of this LLC Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time.

“Basic Documents” means any Indenture, any Administration Agreement, any Sale Agreement, any Bill of Sale, the Certificate of Formation, any Servicing Agreement, any Series Supplement, any Letter of Representations, any Underwriting Agreement, any intercreditor agreement, and any amendments to the foregoing, and all other documents and certificates delivered in connection therewith.

“Bill of Sale” means (i) the Bill of Sale, dated as of the date the first series of Securitization Bonds are issued, by and between the Seller and the Company, and (ii) with respect to any other series of Securitization Bonds, any bill of sale to be entered into by the Company and the Seller in connection therewith, in each case, pursuant to which the Seller will deliver the Securitization Property to the Company, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

Appendix A

“Book-Entry Form” means, with respect to any Securitization Bond, that such Securitization Bond and the ownership and transfers thereof shall be made through book entries by a Clearing Agency as described in the Indenture and the Series Supplement pursuant to which such Securitization Bond was issued.

“Book-Entry Securitization Bonds” means any Securitization Bonds issued in Book-Entry Form; provided, however, that, after the occurrence of a condition whereupon book-entry registration and transfer are no longer permitted and Definitive Securitization Bonds are to be issued to the Holder of such Securitization Bonds, such Securitization Bonds shall no longer be “Book-Entry Securitization Bonds”.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Detroit, Michigan or New York, New York are, or DTC or the Corporate Trust Office is, authorized or obligated by law, regulation or executive order to be closed.

“Capital Account” has the meaning specified in Section 2.03.

“Capital Contribution” has the meaning specified in Section 2.01.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of, or willful misconduct, bad faith or gross negligence with respect to, such Independent Manager’s duties under or in connection with this LLC Agreement, (ii) that such Independent Manager has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager has breached its fiduciary duties of loyalty or care as and to the extent of such duties in accordance with the terms of the Company’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Manager or a material change to such Independent Manager’s terms of service, (v) such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability, incapacity or other cause, or (vi) such Independent Manager no longer meets the criteria specified in the definition of Independent Manager.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on July 22, 2021, as amended, restated or amended and restated from time to time.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporate Trust Office” means the office of the applicable Indenture Trustee at which, at any particular time, its corporate trust business shall be administered.

“Definitive Securitization Bonds” means certificated, fully registered Securitization Bonds issued in accordance with any Indenture or any Series Supplement related thereto.

“DTC” means The Depository Trust Company or any successor thereto.

Appendix A-2

“DTE Electric” means DTE Electric Company, a Michigan corporation, and any of its successors or permitted assigns.

“Eligible Investments”, with respect to any series of Securitization Bonds, has the meaning specified in the Indenture relating to such series.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Book-Entry Regulations” means 31 C.F.R. Part 357 et seq. (Department of Treasury).

“Financing Order” means (a) the financing order issued under the Statute by the MPSC to DTE Electric on June 23, 2021, Case No. U-21015, authorizing the creation of the Securitization Property, and (b) with respect to any other series of Securitization Bonds, any other financing order issued under the Statute by the MPSC with respect to such other series of Securitization Bonds for the benefit of DTE Electric.

“Governmental Authority” means any nation or government, any U.S. federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative function of government.

“Holder” or “Bondholder” means the Person in whose name a Securitization Bond is registered on the Securitization Bond Register.

“Indenture” means (i) the Indenture, dated as of the date the first series of Securitization Bonds are issued, by and between the Company and The Bank of New York Mellon, and (ii) each Indenture pursuant to which the Company will issue any additional series of Securitization Bonds, to be by and between the Company, as issuer, and the financial institution to be party thereto, as Indenture Trustee and as Securities Intermediary as originally executed and, as from time to time supplemented or amended by the Series Supplement or indentures supplemental thereto entered into pursuant to the applicable provisions of the Indenture, as so supplemented or amended, or both, and shall include the forms and terms of any series of Securitization Bonds established thereunder, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Indenture Trustee” means, with respect to any series of Securitization Bonds, the financial institution to be party to the Indenture relating to such series as indenture trustee for the benefit of the Secured Parties, or any successor indenture trustee under the Indenture relating to such series.

“Independent” means, when used with respect to any specified Person, that such specified Person (a) is in fact independent of the Company, any other obligor on any series of Securitization Bonds, the Seller, the Servicer and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Company, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons and (c) is not connected with the Company, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director (other than as an independent director or manager) or Person performing similar functions.

Appendix A-3

“Independent Manager” has the meaning specified in Section 4.01(a) of this LLC Agreement.

“Internal Revenue Service” means the Internal Revenue Service of the United States of America.

“Letter of Representations” means any applicable agreement between the Company, as issuer, and the applicable Clearing Agency, with respect to such Clearing Agency’s rights and obligations (in its capacity as a Clearing Agency) with respect to any Book-Entry Securitization Bonds, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.

“LLC Agreement” has the meaning specified in the preamble hereto.

“Manager” means each person selected to be a manager of the Company from time to time by the Member, including each Independent Manager, each in such person’s capacity as a “manager” of the Company. Each Manager is designated as a “manager” of the Company within the meaning of Section 18-101(12) of the LLC Act.

“Member” has the meaning specified in the preamble to this LLC Agreement.

“Membership Interest” has the meaning specified in Section 6.01 of this LLC Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto. References to Moody’s are effective so long as Moody’s is a Rating Agency.

“MPSC” means the Michigan Public Service Commission, or any Governmental Authority succeeding to the duties of such agency.

“NY UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Operating Expenses” means all unreimbursed fees, costs and out-of-pocket expenses of the Company, including all amounts owed by the Company to any Indenture Trustee (including indemnities, legal , audit fees and expenses), or any Manager, the Servicing Fee and other amounts owed to the Servicer pursuant to the Servicing Agreement, administration fees, legal and accounting fees, Rating Agency fees and any franchise or other taxes owed by the Company.

“Original LLC Agreement” has the meaning specified in the preamble to this LLC Agreement.

Appendix A-4

“Outstanding” means, as of the date of determination, all Securitization Bonds theretofore authenticated and delivered under any Indenture, except:

(a) Securitization Bonds theretofore canceled by the related Securitization Bond Registrar or delivered to the Securitization Bond Registrar for cancellation;

(b) Securitization Bonds or portions thereof the payment for which money in the necessary amount has been theretofore deposited with the related Indenture Trustee or any Paying Agent in trust for the Holders of such Securitization Bonds; and

(c) Securitization Bonds in exchange for or in lieu of other Securitization Bonds which have been issued pursuant to such Indenture unless proof satisfactory to the related Indenture Trustee is presented that any such Securitization Bonds are held by a Protected Purchaser;

provided, that, in determining whether the Holders of the requisite Outstanding Amount of the Securitization Bonds or any Tranche thereof have given any request, demand, authorization, direction, notice, consent or waiver hereunder or under any Basic Document, Securitization Bonds owned by the Company, any other obligor upon the Securitization Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons shall be disregarded and deemed not to be Outstanding (unless one or more such Persons owns 100% of such Securitization Bonds), except that, in determining whether an Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securitization Bonds that such Indenture Trustee actually knows to be so owned shall be so disregarded. Securitization Bonds so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of such Indenture Trustee the pledgee’s right so to act with respect to such Securitization Bonds and that the pledgee is not the Company, any other obligor upon the Securitization Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons.

“Outstanding Amount” means the aggregate principal amount of all Securitization Bonds or, if the context requires, all Securitization Bonds of a Tranche, Outstanding at the date of determination.

“Paying Agent” means, with respect to any Indenture, the related Indenture Trustee and any other Person appointed as a paying agent for the Securitization Bonds pursuant to such Indenture.

“Payment Date” means, with respect to any Tranche of Securitization Bonds, the dates specified in the related Series Supplement; provided, that if any such date is not a Business Day, the Payment Date shall be the Business Day immediately succeeding such date.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Governmental Authority.

“Protected Purchaser” has the meaning specified in Section 8-303 of the UCC.

Appendix A-5

“Rating Agency” means, with respect to any Tranche of Securitization Bonds, any of Moody’s or Standard & Poor’s which provides a rating with respect to such Tranche of Securitization Bonds. If no such organization or successor is any longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization or other comparable Person designated by the Company, notice of which designation shall be given to each Indenture Trustee and the Servicer.

“Rating Agency Condition” means, with respect to any action, not less than ten (10) Business Days’ prior written notification to each Rating Agency of such action, and written confirmation from each of S&P and Moody’s to each Indenture Trustee and the Company that such action will not result in a suspension, reduction or withdrawal of the then current rating by such Rating Agency of any Tranche of Securitization Bonds; provided, that, if, within such ten (10) Business Day period, any Rating Agency (other than S&P) has neither replied to such notification nor responded in a manner that indicates that such Rating Agency is reviewing and considering the notification, then (a) the Company shall be required to confirm that such Rating Agency has received the Rating Agency Condition request and, if it has, promptly request the related Rating Agency Condition confirmation and (b) if the Rating Agency neither replies to such notification nor responds in a manner that indicates it is reviewing and considering the notification within five (5) Business Days following such second (2nd) request, the applicable Rating Agency Condition requirement shall not be deemed to apply to such Rating Agency. For the purposes of this definition, any confirmation, request, acknowledgment or approval that is required to be in writing may be in the form of electronic mail or a press release (which may contain a general waiver of a Rating Agency’s right to review or consent).

“Sale Agreement” means (i) the Securitization Property Purchase and Sale Agreement, dated as of the date the first series of Securitization Bonds are issued, between the Company and DTE Electric[, and acknowledged and accepted by The Bank of New York Mellon], and (ii), with respect to any series of Securitization Bonds, the Securitization Property Purchase and Sale Agreement for such series to be by and between DTE Electric, as seller, and the Company, as purchaser, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware or the Secretary of State of the State of Michigan, as the case may be, or any Governmental Authority succeeding to the duties of such offices.

“Secured Parties” means, with respect to any series of Securitization Bonds, the applicable Indenture Trustee, the Bondholders and any credit enhancer described in the Series Supplement for such series.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means any Indenture Trustee or any other eligible financial institution, solely in the capacity of a “securities intermediary,” as defined in the NY UCC and Federal Book-Entry Regulations, and an account bank, or any successor securities intermediary or account bank under the related Indenture.

Appendix A-6

“Securitization Bond Collateral” means the property described in the applicable Series Supplement.

“Securitization Bond Register” means the register maintained pursuant to any Indenture, providing for the registration of the related Securitization Bonds and transfers and exchanges thereof.

“Securitization Bond Registrar” means the registrar at any time of the Securitization Bond Register, appointed pursuant to any Indenture.

“Securitization Bonds” means the securitization bonds authorized by any Financing Order and issued under the related Indenture.

“Securitization Property” means the rights and interests of DTE Electric, or its successor, under each Financing Order, including, without limitation, the right to impose, collect and receive securitization charges in an amount necessary to allow for the full recovery of all qualified costs, the right to obtain “true-up adjustments” of securitization charges as described in each such Financing Order, and all revenue, collections, payments, money and proceeds arising out of those rights and interests.

“Seller” has the meaning specified in the preamble to each Sale Agreement.

“Series Supplement” means (i) the Series Supplement, dated as of the date the first series of Securitization Bonds are issued, between the Company and The Bank of New York Mellon, and (ii), with respect to any other series of Securitization Bonds, the indenture supplemental to the Indenture or other series supplement for such series in the form attached as an exhibit to such Indenture that authorizes the issuance of such series of Securitization Bonds.

“Servicer” means DTE Electric, as Servicer under the relevant Servicing Agreement, or any successor Servicer to the extent permitted under the relevant Servicing Agreement.

“Servicing Agreement” means (i) the Securitization Property Servicing Agreement, dated as of the date the first series of Securitization Bonds are issued, between the Company and DTE Electric, and acknowledged and accepted by The Bank of New York Mellon, and (ii), with respect to any other series of Securitization Bonds, the Securitization Property Servicing Agreement for such series to be by and between the Company and DTE Electric, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Fee” means the fee payable to the Servicer on each Payment Date for services rendered during the period from, but not including, the preceding Payment Date (or from the closing date specified in the relevant Indenture in the case of the first Payment Date) to and including the current Payment Date, determined pursuant to any Servicing Agreement.

“Special Member” has the meaning specified in Section 1.02(b) of this LLC Agreement.

Appendix A-7

“Special Purpose Provisions” has the meaning specified in Section 11.02(a) of this LLC Agreement.

“Standard & Poor’s” or “S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereto. References to S&P are effective so long as S&P is a Rating Agency.

“State” means any one of the fifty states of the United States of America or the District of Columbia.

“Statute” means the laws of the State of Michigan adopted in June 2000 enacted as 2000 PA 142, which amended Public Act 3 of 1939, MCL 460.1 et seq.

“TIA” means the Trust Indenture Act of 1939, as amended from time to time.

“Tranche” means any one of the tranches of Securitization Bonds of a series.

“Treasury Regulations” means the regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“UCC” means, unless the context otherwise requires, the Uniform Commercial Code, as in effect in the relevant jurisdiction, as amended from time to time.

“Underwriting Agreement” means, with respect to any series of Securitization Bonds, the Underwriting Agreement for such series to be entered into by and among the Company, DTE Electric and the representatives of the several underwriters named therein, as the same may be amended, supplemented or modified from time to time, with respect to the issuance of such series of Securitization Bonds.

B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles. To the extent that the definitions of accounting terms in any Basic Document are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained in such Basic Document shall control. As used in the Basic Documents, the term “including” means “including without limitation,” and other forms of the verb “to include” have correlative meanings. All references to any Person shall include such Person’s permitted successors.

C. Computation of Time Periods. Unless otherwise stated in any of the Basic Documents, as the case may be, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

D. Reference; Captions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in any Basic Document shall refer to such Basic Document as a whole and not to any particular provision of such Basic Document; and references to “Section”, “subsection”, “Schedule” and “Exhibit” in any Basic Document are references to Sections, subsections, Schedules and Exhibits in or to such Basic Document unless otherwise specified in such Basic Document. The various captions (including the tables of contents) in each Basic Document are provided solely for convenience of reference and shall not affect the meaning or interpretation of any Basic Document.

Appendix A-8

E. Terms Generally. The definitions contained in this Appendix A are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter forms of such terms.

Appendix A-9